ELEVENTH AMENDMENT TO

AMENDED AND RESTATED LOAN AGREEMENT

This Eleventh Amendment to Amended and Restated Loan Agreement (the "Eleventh Amendment") is entered into effective as of August 1, 2014 by and between SUPERTEL HOSPITALITY, INC., a Virginia corporation ("Borrower") and GREAT WESTERN BANK, a South Dakota corporation ("Bank").

WHEREAS, on or about December 3, 2008, Borrower and Bank entered into that certain Amended and Restated Loan Agreement, pursuant to which Bank agreed to make certain Loans to Borrower (said Amended and Restated Loan Agreement as amended by any and all modifications or amendments thereto executed by Borrower and Bank are hereinafter referred to as the "Agreement"; terms used, but not defined herein, have the meanings set forth in the Agreement); and

WHEREAS, Borrower and Bank have agreed to amend certain terms and conditions in the Agreement and other Loan Documents.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Amendment to Section 1.01. The first paragraph of Section 1.01 and Section 1.01(E) of the Agreement are hereby amended and restated in their entirety as follows:

1.01.           The Revolving Loan.  Bank agrees, on the terms and conditions hereinafter set forth, to make loans to Borrower (collectively, the "Revolving Loan"), by means of one or more advances made from time to time during the period of time from the date hereof, to and including the earlier of June 30, 2015 (the "Revolving Loan Maturity Date"), or the date of the occurrence of an Event of Default (as hereinafter defined), not to exceed the lesser of (a) $12,500,000 minus each RLOC Prepayment ("the "Maximum Revolving Loan Amount") or (b) the availability under the Borrowing Base (as hereinafter defined) after taking into consideration the outstanding principal amount of Term Loan 4 (the "Borrowing Base Availability").

(E)  The unpaid principal balance of the Revolving Loan will bear interest at the rate of ~~(a)~~ 4.50% per annum from and after August 1, 2014 (the "Revolving Loan Interest Rate").

SECTION 2.  Hotel Release Price.

(a)
Release Price for “Omaha M Street", "West Plains", and "Batesville".  Borrower and Bank acknowledge that Borrower and/or the applicable Hotel Owners has or will be entering into purchase agreements for the sale of the Hotels referred to as "Omaha M Street", "West Plains", and "Batesville" (the "Pending Sales").  Borrower anticipates that the Net Proceeds from the Pending Sale for each of "Omaha M Street" and "West Plains" will exceed the minimum release price for each Hotel (the "Minimum Release Price") as set forth in the Eighth Amendment to Amended and Restated Loan Agreement dated as of July 31, 2013 (the "Eighth Amendment").  Borrower anticipates that the Net Proceeds from the Pending Sale for "Batesville" will be less than the Minimum Release Price. Upon receipt of the Net Proceeds from the Pending Sale for "Omaha M Street" and "West Plains", Bank will use such Net Proceeds to pay down Term Loan 4.  Bank and Borrower agree that the difference between (i) the aggregate Net Proceeds received from the sale of "Omaha M Street" and "West Plains" and (ii) the aggregate Minimum Release Price for "Omaha M Street" and "West Plains" constitutes "Excess Proceeds".  In the event the proceeds of the Pending Sale for "Batesville" are less than the applicable Minimum Release Price, then Bank will reduce the Minimum Release Price for "Batesville" by the amount of the Excess Proceeds.  The terms of this Section 2(a) apply only to the sale of the Hotels known as "Omaha M Street", "West Plains", and "Batesville".

(b)
Reduction of Revolving Loan.  In the event Term Loan 4 is repaid in full, then the Net Proceeds from the sale of any Hotel will be used by Bank to pay down the principal amount of the Revolving Loan (a "RLOC Prepayment").  Each RLOC Prepayment will permanently reduce the Maximum Revolving Loan Amount in an amount equal to such RLOC Prepayment.

SECTION 3.                                Effectiveness.  The effectiveness of this Eleventh Amendment is subject to the condition precedents that Bank shall have received (a) counterparts of this Eleventh Amendment duly executed by Borrower and Bank and (b) a loan modification and extension fee from Borrower in the amount of $25,000.

SECTION 4.                                Representations and Warranties of Borrower.  Borrower represents and warrants as follows:

(a)	Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)
The execution, delivery and performance by Borrower of this Eleventh Amendment and performance by Borrower of the Agreement, as amended hereby, are within Borrower's powers, have been duly authorized by all necessary company action and do not contravene (i) Borrower's articles of incorporation, or (ii) any law or any contractual restriction binding on or affecting Borrower, or result in, or require, the creation of any lien, security interest or other charge or encumbrance upon or with respect to Borrower's properties, except as contemplated by the Agreement, as amended hereby.

(c)
No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Eleventh Amendment or the Agreement, as amended hereby.

(d)
This Eleventh Amendment and the Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting creditor's rights in general or general principles of equity.

(e)
There is no pending or threatened action or proceeding affecting Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of Borrower.

(f)	No Event of Default listed in Section 5.01 of the Agreement has occurred and is continuing.

SECTION 5.                                Reference to and Effect on the Agreement.

(a)
On and after the date hereof, each reference in the Agreement to "this Agreement", "hereunder" "hereof", "herein" or words of like import shall mean and be a reference to the Agreement as amended hereby.

(b)	Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(c)
The execution, delivery and effectiveness of this Eleventh Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under the Agreement, nor constitute a waiver of any provision of the Agreement.

SECTION 6.                                Execution in Counterparts.  This Eleventh Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 7.                         Governing Law.  This Eleventh Amendment shall be governed by, and construed in accordance with, the laws of the State of Nebraska, without regard to its principles of conflict laws.

SECTION 8.                         Costs and Expenses.  Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration of this Eleventh Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank.

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IN WITNESS WHEREOF, the undersigned have executed this Eleventh Amendment effective as of the first date written above.

BORROWER:
SUPERTEL HOSPITALITY, INC., a Virginia corporation

By:  /s/ Corrine L. Scarpello
Corrine L. Scarpello
Chief Financial Officer and Secretary

BANK:
GREAT WESTERN BANK, a South Dakota corporation

By:  /s/ Michael T. Phelps
Michael T. Phelps,
Vice President Business Banking